108645358 v30 March 17, 2015 GT Advanced Technologies, Inc. 243 Daniel Webster Highway Merrimack, New Hampshire 03054 Attention: Kanwardev R. Bal, Chief Financial Officer $95,000,000 Debtor-in-Possession Term Loan Facility Amended and Restated Commitment Letter Ladies and Gentlemen: This amended and restated commitment letter (including the Term Sheet (as defined below) and the other attachments hereto, this “Commitment Letter”) amends, restates and supersedes that certain commitment letter dated as of March 13, 2015 from the commitment parties listed on Schedule I thereto to you. On October 6, 2014 (the “Petition Date”), GT Advanced Technologies (“you” or the “Borrower”) and certain of its subsidiaries (collectively, the “Debtors” and each a “Debtor”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”). In connection with the foregoing, you have requested that the parties listed on Schedule I hereto (“us”, “we” or the “Commitment Parties”), agree to backstop a senior secured priming superpriority debtor-in- possession term loan facility (the “DIP Facility”) in an aggregate amount of $95,000,000 under Section 364 of the Bankruptcy Code. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibit A attached hereto. 1. Commitment In connection with the foregoing, the Commitment Parties are pleased to advise you of their commitment to backstop the DIP Facility, on a several and not joint basis, in the amounts set forth opposite each such Commitment Party’s name on Schedule I hereto (the “Commitments”) upon the terms and subject to the conditions set forth or referred to in this letter and Exhibit A hereto (the “Term Sheet”); provided that, if any Commitment Party fails to provide DIP Loans in an amount equal to its Commitment set forth in this Commitment Letter (other than pursuant to a reduction as set forth in the following sentence) (any such deficiencies, the “Unfunded Amount”), the Commitments of the remaining Commitment Parties shall be increased, on a pro rata basis in accordance with their Commitments set forth on Schedule I, by the Unfunded Amount; provided further that, in no event shall any Commitment Party be required to provide additional DIP Loans (including pursuant to its initial Commitment and additional funding of the Unfunded Amount as set forth in the immediately preceding proviso) to the extent that the aggregate amount of DIP Loans (including pursuant to its initial Commitment and additional funding of the Unfunded Amount as set forth in the immediate preceding proviso) required to be funded by such Commitment Party would exceed an amount

2 108645358 v30 equal to 1.316 multiplied by such Commitment Party’s Commitment set forth on Schedule I hereto. A portion of the Commitment Parties’ Commitments hereunder shall be reduced in an aggregate amount equal to any commitment allocated to holders (other than the Commitment Parties) (the “Other Pre-Petition Convertible Noteholders”) of the Borrower’s 3.00% Senior Convertible Notes due 2017 (the “2017 Convertible Notes”) and 3.00% Senior Convertible Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes, collectively the “Pre-Petition Convertible Notes”). Notwithstanding the foregoing, if any Other Pre-Petition Convertible Noteholder fails to fund any portion of its commitment on the date upon which all conditions precedent in the Definitive Financing Documentation are satisfied (the “Closing Date”), then the Commitment Parties shall fund such amount on the Closing Date as if there were no reductions in the respective commitment amounts set forth above as a result of the commitment allocated to such Other Pre-Petition Convertible Noteholder. 2. Information You hereby represent and covenant that (a) all information, other than the Projections (as defined below), other forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or on behalf of you or any of your representatives is or will be, when taken as a whole, correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if, at any time prior to the execution of the DIP Facility, you become aware that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. You further agree that immediately upon receipt of any written alternative proposal for debtor in possession financing received by the Debtors after the date hereof, you will provide to the Commitment Parties a copy of any such alternative proposal. 3. Fees As a condition for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees and put option premium described in the Term Sheet on the terms and subject to the conditions set forth therein. 4. Conditions Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions set forth in this Section 4.

3 108645358 v30 Each Commitment Party’s commitments and agreements hereunder are further subject to (a) the Majority Commitment Parties’ reasonable satisfaction with the approval by the Bankruptcy Court of (i) the DIP Facility, including without limitation, the superpriority administrative expense priority of, and the priming and other liens to be granted to secure, the DIP Facility and all definitive documentation in connection therewith consistent with the Term Sheet and (ii) all actions to be taken, undertakings to be made and obligations to be incurred by the Debtors in connection with the DIP Facility and all liens or other security to be granted by the Debtors in connection with the DIP Facility (all such approvals to be evidenced by the entry of an order by the Bankruptcy Court which is in full force and effect and has not been stayed or modified and is satisfactory in form and substance to the Majority Commitment Parties in their reasonable discretion (the “DIP Order”), which order shall, among other things, approve the payment by the Debtors of all of the fees that are provided for in, and the other terms of, this Commitment Letter); (b) reasonable satisfaction of the Majority Commitment Parties that since the date of this Commitment Letter, there has not been any event or occurrence which could reasonably be expected to have a material adverse effect, on (A) the business, properties, condition (financial or otherwise), results of operations or liabilities of the Borrower and its subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of proceedings under Chapter 11 of the Bankruptcy Code and (ii) events that would reasonably be expected to result from the filing or commencement of the Cases or the announcement of the filing or commencement of the Cases, (B) the ability of the Borrower or the guarantors to perform their respective obligations under the loan agreement, guarantees and security documents relating to the DIP Facility (the “Loan Documents”) or (C) the ability of the Agent (as defined below) and/or the Lenders (as defined on the Term Sheet to enforce their rights and remedies under the Loan Documents (in each case, “Material Adverse Effect”); (c) your compliance in all material respects with your obligation to supplement Information and Projections as set forth in Section 2 hereof; (d) your compliance in all material respects with the terms of this Commitment Letter, (e) execution and delivery of definitive documentation evidencing the DIP Facility, which shall be substantially consistent with the Term Sheet and otherwise reasonably satisfactory to the Majority Commitment Parties, (f) the Apple Settlement Agreement shall be in full force and effect, and shall not be amended in any manner adverse to the interests of any Commitment Party in its reasonable discretion, (g) each Commitment Party shall have received the Public Budget (as defined in the Term Sheet) and the Advisor to Lenders (as defined in the Term Sheet) and those Lenders willing to receive such information on a confidential basis without any cleansing requirement shall have received the Approved Budget (as defined in the Term Sheet) and a thirteen (13) week cash flow forecast consistent with the Approved Budget; (h) the Other Pre-Petition Convertible Noteholders shall have been provided the opportunity to subscribe for a portion of the Commitments under the DIP Facility pursuant to procedures to be approved by the Bankruptcy Court and reasonably acceptable to the Majority Commitment Parties and the Borrower (it being understood that the Commitments hereunder are not conditioned upon any Other Pre-Petition Noteholder’s actual subscription for any of the Commitments); (i) the transactions contemplated by this Commitment Letter and the Term Sheet shall have been consummated in accordance with applicable securities laws, rules and regulations in a manner reasonably acceptable to the Majority Commitment Parties and the Borrower; (j) all fees and reasonable and documented costs, fees, expenses (including, without limitation, legal and financial advisory fees and expenses) and other compensation contemplated hereby, payable to

4 108645358 v30 the Commitment Parties and the other Lenders or otherwise payable in respect of the transaction, shall have been paid to the extent due; (k) the Lenders shall have received (x) customary legal opinion(s) from counsel of the Debtors in form and substance reasonably satisfactory to the Majority Commitment Parties and (y) customary officer and secretary certificates; (l) absence of defaults or events of default; (m) accuracy of representations and warranties in all material respects; (n) each Commitment Party having received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and (o) to the extent that the Borrower or its affiliates have provided the Commitment Parties with any additional material non-public information, the Borrower shall have publicly disclosed all material non-public information provided to the Commitment Parties pursuant to the terms of the confidentiality agreements entered into between the Commitment Parties and the Borrower (the “Confidentiality Agreements”). As used herein, “Majority Commitment Parties” means the Commitment Parties holding more than 50% of the outstanding Commitments of all Commitment Parties. Each Commitment Party acknowledges that the obligations of the Borrower and the other Debtors hereunder are subject to the approval of the Bankruptcy Court. 5. Indemnification and Expenses You agree to indemnify, hold harmless and defend the Commitment Parties, any administrative agent and collateral agent for the DIP facility (in any such capacity, the “Agent”), their respective affiliates and their respective directors, officers, employees, attorneys, advisors, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the DIP Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) or (ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person. In addition, (a) all out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor of the Commitment Parties and one lead counsel (and any special or local counsel reasonably necessary) for the Agents, an administrative fee with respect to the DIP Facility and the Solicitation Procedures payable to the Agent in an amount not to exceed $75,000 per year) in connection with the DIP Facility and the

5 108645358 v30 transactions contemplated thereby shall be paid by the Borrower, (b) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor of the Commitment Parties and one lead counsel (and any special or local counsels reasonably necessary) for the Agents) for the enforcement costs and documentary taxes associated with the DIP Facility and the transactions contemplated thereby shall be paid by the Borrower, and (c) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor) of an ad hoc group of the Pre-Petition Convertible Noteholders incurred following the commencement of the Cases through the date of the Commitment Letter Order (as defined below) shall be paid by the Borrower, in each case for clauses (a), (b) and (c) unless the Closing Date shall not occur solely as a result of a material breach by any of the Commitment Parties of their obligations to fund their commitments hereunder after the satisfaction of all conditions precedent set forth in this Commitment Letter; provided that, absent a conflict of interest, the lead counsel and financial advisor of the Commitment Parties selected pursuant to clauses (a), (b) and (c) above shall initially be Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) and Blackstone Advisory Partners L.P. (“Blackstone”), respectively; provided further that, (x) fifty (50) percent of the aggregate amounts described in clauses (a) and (c) above payable to Akin Gump and Blackstone and incurred through the date of the Commitment Letter Order (as defined below) shall be paid on the date of the Commitment Letter Order and the Borrower shall have no obligation under this Commitment Letter to pay the remaining fifty (50) percent of the amounts described in clauses (a) and (c) incurred through the date of the Commitment Letter Order (it being understood for the avoidance of doubt that the Commitment Parties reserve the right to seek reimbursement of such remaining amounts through other means in connection with the Cases (as defined in the Term Sheet)), (y) amounts described in clause (a) above payable to Akin Gump and Blackstone (which in the case of Blackstone shall be equal to $50,000 per month, shall not include any restructuring or completion fee and shall be credited against any fees earned by Blackstone in connection with its representation of the ad hoc group of the Pre-Petition Convertible Noteholders) and incurred after the date of the Commitment Letter Order shall be paid on the earlier of the Closing Date and the termination of this Commitment Letter other than solely as a result of a material breach by the Commitment Parties of their obligations to fund their commitments under this Commitment Letter after the satisfaction of all conditions precedent in the Commitment Letter and (z) solely with respect to those amounts described in clause (a) payable to Akin Gump and Blackstone (which in the case of Blackstone shall be equal to $50,000 per month, shall not include any restructuring or completion fee and shall be credited against any fees earned by Blackstone in connection with its representation of the ad hoc group of the Pre-Petition Convertible Noteholders) incurred after the Closing Date and clause (b) whenever incurred, the Borrower shall pay such amounts on a current basis. It is further agreed that Akin Gump and local counsel shall open a new billing matter number for matters covered by clauses (a) and (b), and in no event shall fees related to the following be included in clause (a): substantive consolidation, inter-company claims, disputes regarding the ranking, recharacterization and/or subordination of prepetition claims against the debtors, disputes among debtors with respect to the ownership of assets, such as tax refunds or net operating losses, disputes with respect to the exclusive right to file a plan, plan sponsorship work, acting as a purchaser in an auction sale of the Company’s assets under Section 363 of the Bankruptcy Code (other than in a credit bid of the DIP Loan), and any other

6 108645358 v30 similar issues having no effect on a debtor-in-possession lender. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the DIP Facility on a several, and not joint, basis with any other Commitment Party. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of, such Indemnified Person (or any of its Related Parties). None of the Indemnified Persons or you or any of your affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the DIP Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 5. 6. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities You acknowledge that each Commitment Party (or an affiliate) may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of, or claims against, you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons. You acknowledge for United States securities law purposes that any Commitment Party may establish an information blocking device or “Information Barrier” between, on the one hand, its directors, officers, employees, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and, on the other hand, its affiliates and its and their attorneys, accountants, financial or other advisors, members, equityholders, partners, directors and employees who, pursuant to such Information Barrier policy, are permitted to receive confidential information or otherwise participate in discussions concerning the transactions contemplated hereby, and those of such Commitment Party’s, and its affiliates’, other employees. You acknowledge the potential existence of any Commitment Party’s Information Barrier but do not warrant or guarantee any Commitment Party’s compliance with United States securities law or that the Information Barrier will operate in accordance with its intended purpose. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship

7 108645358 v30 that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate. Additionally, you acknowledge and agree that none of the Commitment Parties are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Commitment Parties shall not have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates. 7. Confidentiality This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) to the extent required in any legal, judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) in a Bankruptcy Court filing in order to implement the transactions contemplated hereunder, (d) as may be required in accordance with the terms of the Confidentiality Agreements, (e) upon notice to the Commitment Parties, in connection with any public filing requirement you are legally obligated to satisfy, and (f) to the official committee of unsecured creditors formed in the Cases (as defined in the Term Sheet) (the “Committee”) and its legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature of such information and agree to be bound by confidentiality and use restrictions set forth in this Section 7. 8. Miscellaneous

8 108645358 v30 This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons to the extent expressly set forth herein. Assignments by any Commitment Party shall be subject to Section 1 hereof. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby, and to satisfy its obligations hereunder through, or assign its rights and obligations hereunder to, one or more of its affiliates, separate accounts within its control or investments funds under its or its affiliates’ management (collectively, “Commitment Party Affiliates”); and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion; provided that, no delegation or assignment to a Commitment Party Affiliate shall relieve such Commitment Party from its obligations hereunder to the extent that any Commitment Party Affiliate fails to satisfy the Commitments hereunder at the time required. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (and the agreements referenced in this Commitment Letter) set forth the entire understanding of the parties with respect to the DIP Facility, and replace and supersede all prior agreements and understandings (written or oral) related to the subject matter hereof. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and the Bankruptcy Code, to the extent applicable. You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court and any other Federal court having jurisdiction over the Cases from time to time, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder or thereunder. Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Debtors, which information includes names, addresses, tax identification numbers and other

9 108645358 v30 information that will allow such Lender to identify the Debtors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender. The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Definitive Financing Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitments; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded by the provisions of the Definitive Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Definitive Financing Documentation has comparable provisions with comparable coverage. You and we hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein; it being acknowledged and agreed that the funding of the DIP Facility is subject to the conditions specified herein, including the execution and delivery of the Definitive Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter. Each of the Commitment Parties and you will use their commercially reasonable efforts to promptly prepare, negotiate and finalize the Definitive Financing Documentation as contemplated by the Term Sheet. If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter no later than 11:59 p.m., New York City time, on March 17, 2015 (it being understood that your acceptance of the terms hereof shall be of no force or effect if the Bankruptcy Court shall fail to enter an order described in clause (b) of this paragraph). This offer will automatically expire if we have not received (a) such executed counterparts in accordance with the preceding sentence, (b) a copy of the order entered by the Bankruptcy Court approving (x) your information obligations under Section 2 of this Commitment Letter, (y) the put option premium set forth in the Term Sheet and (z) your indemnity obligations and fees and expense reimbursement obligations under this Commitment Letter and the Term Sheet to the extent such amounts are payable prior to the Closing Date or regardless of whether the Closing Date occurs (the “Commitment Letter Order”), which order shall be in form and substance reasonably satisfactory to the Commitment Parties (and which order shall be in full force and effect and shall not be stayed or modified), no later than 10 days after your execution of this Commitment Letter, (c) (x) a motion (the “Solicitation Procedures Motion”) seeking approval of the procedures for soliciting participation in the DIP Loan by Other Pre-Petition Convertible Noteholders (the “Solicitation Procedures”) as filed with the Bankruptcy Court, which motion shall be in form and substance reasonably satisfactory to the Commitment Parties, no later than March 19, 2015 and (y) an order approving such Solicitation Procedures Motion (the “Solicitation Procedures Order”), which order shall be in form and substance reasonably satisfactory to the Commitment Parties (and which order shall be in full force and effect and shall not be stayed or modified) no later than April 2, 2015; provided, however, that the failure of the Bankruptcy Court to enter the Solicitation Procedures Order shall not relieve the

10 108645358 v30 Commitment Parties from the funding obligations hereunder; provided, further, that in the event the Bankruptcy Court fails to enter into such Solicitation Procedures Order, you shall work in good faith with the Commitment Parties to establish reasonable solicitation procedures so long as the incremental costs to the Debtors for implementing such procedures shall not exceed $200,000, and (d) a copy of the DIP Order entered by the Bankruptcy Court, which order shall be in form and substance reasonably satisfactory to the Commitment Parties (and which order shall be in full force and effect and shall not be stayed or modified), no later than 45 days following the entry of the Commitment Letter Order. In addition, the commitment and agreements of the Commitment Parties hereunder shall expire at 5:00 p.m. (New York City time) on May 15, 2015 (the “Termination Date”) unless, prior to that time, the Closing Date shall have occurred and the Debtors shall have paid to the Commitment Parties and the Agent the fees that are specified in this Commitment Letter and the Term Sheet to be due on or prior to the Closing Date.

[Signature Page to Commitment Letter] Very truly yours, Whitebox Asymmetric Partners, L.P. By: Whitebox Asymmetric Advisors, LLC its General Partner By: Whitebox Advisors LLC its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Very truly yours, Whitebox Concentrated Convertible Arbitrage Partners L.P. By: Whitebox Concentrated Convertible Arbitrage Advisors, LLC its General Partner By: Whitebox Advisors LLC its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Very truly yours, Whitebox Credit Arbitrage Partners, L.P. By: Whitebox Credit Arbitrage Advisors, LLC its General Partner By: Whitebox Advisors LLC its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Very truly yours, Whitebox Multi-Strategy Partners L.P. By: Whitebox Multi-Strategy Advisors, LLC its General Partner By: Whitebox Advisors LLC its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Very truly yours, Pandora Select Partners, L.P. By: Pandora Select Advisors, LLC its General Partner By: Whitebox Advisors LLC its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Very truly yours, Whitebox Institutional Partners, LP By: Whitebox Advisors LLC; its Managing Member By: /s/Mark Strefling Name: Mark Strefling Title: Chief Operating Officer

[Signature Page to Commitment Letter] Aristeia Capital L.L.C. on behalf of funds managed by it: By: /s/William R. Techar Name: William R. Techar Title: Manager, Aristeia Capital, L.L.C. By: /s/Anthony M. Frascella Anthony M. Frascella Title: Manager, Aristeia Capital, L.L.C.

[Signature Page to Commitment Letter] QPB Holdings Ltd. By: /s/Thomas O’Grady Name: Thomas O’Grady Title: Attorney-In-Fact

[Signature Page to Commitment Letter] WOLVERINE FLAGSHIP FUND TRADING LIMITED By: Wolverine Asset Management, LLC, its Investment Manager By: /s/Andy Sudjak Name: Andy Sudjak Title: Authorized Signatory

[Signature Page to Commitment Letter] JEFFERIES LLC By: /s/Paul J. Loomis Name: Paul J. Loomis Title: Managing Director

[Signature Page to Commitment Letter] PINE RIVER FIXED INCOME MASTER FUND LTD. By: Pine River Capital Management L.P. Its: Investment Manager By: /s/Jeff Stolt Name: Jeff Stolt Title: Chief Financial Officer PINE RIVER DEERWOOD FUND LTD. By: Pine River Capital Management L.P. Its: Investment Manager By: /s/Jeff Stolt Name: Jeff Stolt Title: Chief Financial Officer PINE RIVER CONVERTIBLES MASTER FUND LTD. By: Pine River Capital Management L.P. Its: Investment Manager By: /s/Jeff Stolt Name: Jeff Stolt Title: Chief Financial Officer PINE RIVER MASTER FUND LTD. By: Pine River Capital Management L.P. Its: Investment Manager By: /s/Jeff Stolt Name: Jeff Stolt Title: Chief Financial Officer

[Signature Page to Commitment Letter] Very truly yours, AQR Opportunistic Premium Offshore Fund, L.P. By: AQR Capital Management, LLC, as Investment Manager By: /s/Brendan R. Kalb Name: Brendan R. Kalb Title: Managing Director, General Counsel, & Authorized Signatory

[Signature Page to Commitment Letter] Very truly yours, AQR Funds – AQR Diversified Arbitrage Fund By: /s/Brendan R. Kalb Name: Brendan R. Kalb Title: Executive Vice President, Secretary, & Authorized Signatory

[Signature Page to Commitment Letter] Very truly yours, Hare & Co. o/b/o Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio By: AQR Capital Management, LLC, as Investment Manager, solely o/b/o its Diversified Arbitrage Investment Sleeve By: /s/Brendan R. Kalb Name: Brendan R. Kalb Title: Managing Director, General Counsel, & Authorized Signatory

[Signature Page to Commitment Letter] Advantage Opportunities Fund, L.P. By: Advantage Capital Management LLC, its Investment Manager By: /s/Irvin Schlussel Name: Irvin Schlussel Title: Managing Partner

[Signature Page to Commitment Letter] New Generation Turnaround Fund (Bermuda) LP By: /s/Carl E. Owens III Name: Carl E. Owens III Title: Vice President of the General Partner

[Signature Page to Commitment Letter] Brandytrust Multi-Strategy NGA LLC By: /s/Carl E. Owens III Name: Carl E. Owens III Title: Vice President of the Investment Manager

[Signature Page to Commitment Letter] Permal New Generation Turnaround Fund Ltd. By: /s/Carl E. Owens III Name: Carl E. Owens III Title: Vice President of the Investment Manager

[Signature Page to Commitment Letter] Sciens Group Alternative Strategies PCC Limited acting in respect of its Olive Zeta Cell By: /s/Carl E. Owens III Name: Carl E. Owens III Title: Vice President of the Investment Manager

[Signature Page to Commitment Letter] New Generation Limited Partnership By: /s/Carl E. Owens III Name: Carl E. Owens III Title: Vice President of the General Partner

[Signature Page to Commitment Letter] Latigo Ultra Master Fund, Ltd Latigo Advisors Master Fund, Ltd Crown Managed Accounts SPC acting for and on behalf of Crown/Latigo Segregated portfolio By: Latigo Partners LP By: /s/Scott McCabe Name: Scott McCabe Title: Authorized Signatory Latigo Partners MA2, L.P. By: Latigo GP LLC By: /s/Scott McCabe Name: Scott McCabe Title: Authorized Signatory

[Signature Page to Commitment Letter] GT Advanced Technologies, Inc. By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, Chief Administrative Officer and General Counsel

108645358 v30 Schedule I Backstop Lenders Backstop Lender Commitment Affiliates of, and funds and/or accounts managed by, Aristeia Capital L.L.C. $19,695,226.02 Wolverine Flagship Fund Trading Limited $14,412,759.87 Affiliates of, and funds and/or accounts managed by, New Generation Advisors, LLC $13,962,361.14 Affiliates of, and funds and/or accounts managed by, Whitebox Advisors LLC $11,936,774.50 QPB Holdings Ltd. $10,187,545.54 Affiliates of, and funds and/or accounts managed by, Pine River Capital Management L.P. $8,698,859.16 Jefferies LLC $6,218,821.43 Affiliates of, and funds and/or accounts managed by, Latigo Partners LP $5,000,000.00 AQR Funds – AQR Diversified Arbitrage Fund $3,292,841.41 Advantage Opportunities Fund, L.P. $1,000,000.00 Hare & Co. o/b/o Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio $346,001.15 AQR Opportunistic Premium Offshore Fund, L.P. $248,809.78

Exhibit A GT Advanced Technologies Inc. $95,000,000 Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions I. DIP FACILITY Borrower: GT Advanced Technologies Inc. (the “Borrower” and together with its direct and indirect subsidiaries, collectively the “Company”) Guarantors: All obligations of the Borrower (collectively, the “Obligations”) in respect of the DIP Facility will be unconditionally guaranteed, by each direct and indirect subsidiary of the Borrower (each a “Guarantor” and collectively, the “Guarantors” and collectively with the Borrower, the “Loan Parties”), including, without limitation, any subsidiary that is a debtor and debtor in possession in the jointly administered chapter 11 cases (the “Cases”) pending in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) (together with the Borrower, collectively, the “Debtors”), solely in the case of any direct or indirect subsidiary of the Borrower that is not a Debtor, unless (i) such direct or indirect subsidiary is immaterial or (ii) guaranteeing the obligations (x) would violate any applicable law or (y) would result in material adverse tax consequences; provided that in no circumstance shall (x) any direct or indirect subsidiary of the Borrower that is organized in the People’s Republic of China 1 or Hong Kong be a Guarantor and (y) any direct or indirect subsidiary of the Borrower that is organized in Taiwan, Mauritius or Germany (or any domestic subsidiary of any subsidiary that is organized in the foregoing jurisdictions, the People’s Republic of China or Hong Kong) be a Guarantor as long as, in the case of this clause (y) the aggregate amount of total assets for all such direct or indirect subsidiaries of the Borrower does not exceed 5.0% of the aggregate amount of consolidated total assets of the Borrower and its subsidiaries. Administrative Agent: An institution reasonably acceptable to the Backstop Lenders and Borrower will act as sole and exclusive administrative agent with respect to the DIP Facility (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role. Collateral Agent: An institution reasonably acceptable to the Backstop Lenders and Borrower will act as sole and exclusive collateral agent with respect to the DIP Facility (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) for the Lenders and will perform the duties customarily associated with such role. 1 For the avoidance of doubt, any reference to “People’s Republic of China” in this Term Sheet shall be deemed to exclude Hong Kong.

2 Commitment Parties: Certain holders of the Borrower’s 3.00% Senior Convertible Notes due 2017 (the “2017 Convertible Notes”) and 3.00% Senior Convertible Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes, collectively the “Pre-Petition Convertible Notes”) and/or their affiliates as identified on Exhibit A to the Commitment Letter that provide commitments to fund the DIP Loans (as defined below) (the “Backstop DIP Commitments”) (each a “Backstop Lender” and collectively, the “Backstop Lenders”). Lenders: Holders (the “Pre-Petition Convertible Noteholders”) of the Pre-Petition Convertible Notes shall be provided the opportunity to subscribe for a portion of DIP Loans pursuant to procedures reasonably acceptable to the Backstop Lenders and the Borrower. The Backstop DIP Commitments shall be reduced ratably upon funding of DIP Loans by a Lender that is not a Backstop Lender. Type, Amount and Maturity: A term loan facility (the “DIP Facility”) in the aggregate principal amount of $95 million (the “DIP Loans”). Amounts paid or prepaid under the DIP Facility may not be reborrowed. The DIP Facility will mature and shall be paid in full in cash on the date (the “Maturity Date”) that is the earliest to occur of (i) the twelve month anniversary of the Closing Date, (ii) the effective date (the “Effective Date”) of a chapter 11 plan for the reorganization of the Borrower (the “Chapter 11 Plan”), and (iii) the acceleration of the DIP Loans in accordance with the Definitive Financing Documentation (as defined below). Upon the Effective Date of a chapter 11 plan, the DIP Facility may be converted into an exit facility on terms and conditions to be agreed upon by the Backstop Lenders and the Borrower and satisfactory to each Backstop Lender in its sole discretion. The Definitive Financing Documentation will provide for, or permit, a letter of credit facility providing for the issuance of letters of credit with aggregate face amounts outstanding not to exceed $15 million, on terms and conditions (including fees) satisfactory to the Commitment Parties (the “LC Facility”), which $15 million LC Facility shall be in addition to the $95 million of the principal amount of the DIP Loans available to the Borrower (it being understood that the aggregate principal amount of the Lenders’ commitment to fund the DIP Loans is $95 million). Any such letter of credit facility shall be fully cash collateralized with the proceeds of customer deposits received in connection with the sale of ASF Furnaces (as such term is defined in the Apple Settlement Agreement). Liens/Priority: Subject to the Carve-Out (as defined below) and the provisions set forth below under “Apple Settlement Agreement,” the DIP Facility shall be secured by a first priority perfected lien on all assets of the Borrower and the Guarantors (collectively, the “Collateral”); provided that the Collateral shall be subject to permitted Liens and certain exceptions to be mutually agreed (including (x) any equitable claim or other similar claim

3 Tera Xtal Technology Corp. may have against up to 34 ASF furnaces located in Mesa, Arizona, pursuant to the terms of the December 15, 2014 order of the Bankruptcy Court approving the terms of the Apple Settlement, (y) the rights of Meyer Burger Technology AG and its affiliates Diamond Materials Tech, Inc., Meyer Burger, AG, and MBT Systems Ltd. as described in the December 15, 2014 order of the Bankruptcy Court approving the terms of the Apple Settlement and (z) the escrow account created in favor of Kerry Logistics in an approximate amount of $900,000, in each case of (x), (y) and (z), solely upon the entry of a court order providing that such party has a lien or security interest in such assets). All obligations under the DIP Facility shall constitute super-priority administrative expense claims of the Debtors with priority over all super-priority administrative expense claims, subject to the Carve-Out. For the avoidance of doubt, (x) the Loan Parties will not be required to provide foreign law share pledges with respect to the shares of any direct or indirect subsidiary of the Borrower that is organized in Luxembourg, Taiwan, Mauritius, Germany or the People’s Republic of China and (y) in no event shall more than 65% of the voting capital stock of any direct or indirect subsidiary of the Borrower that is organized in a jurisdiction other than the US be required to be pledged. “Carve-Out” shall mean, upon the Maturity Date, the sum of (i) all fees required to be paid to the clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees, costs and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the Committee pursuant to section 327, 328, or 363 of the Bankruptcy Code, (collectively, the “Professional Persons”) and the reimbursement of out-of-pocket expenses, to the extent allowed at any time, incurred by any member of the Committee (but excluding fees and expenses of third-party professionals employed by any such member of the Committee) (the “Committee Expenses”), in each case before or on the date of delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below) to the Debtors and the Committee, whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iv) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date allowed at any time thereafter, whether by interim order, procedural order or otherwise, the payment of Committee Expenses and Professional Fees of Professional Persons, in an aggregate amount not to exceed $2,000,000, (the amount set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean notice by the Administrative Agent to the Debtors, its lead counsel, the United States Trustee, and lead counsel for the Committee, delivered

4 upon the occurrence of a Maturity Date under the DIP Order, stating that the Post-Carve Out Trigger Notice Cap has been invoked. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Carve-Out shall be senior to all liens and claims, including any adequate protection liens, any superpriority claims any prepetition liens, and any other liens, claims, or interest of any person. Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the Commitment Parties, the Lenders, the Agent, or the Pre- Petition Convertible Noteholders, including challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Loan or the Pre-Petition Convertible Notes (as applicable), including, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable nonbankruptcy law or otherwise; provided that the Borrowers and Guarantors may assert, and the Carve-Out shall apply to, any challenge that any Commitment Party, Lender or Agent is enforcing any lien, claim, right or security interest or realization upon any Collateral, or exercising any other right or remedy, in violation of the Loan Documents or the DIP Order; (b) attempts to modify any of the rights granted to the Commitment Parties, the Lenders, the Agent, or the Pre-Petition Convertible Noteholders hereunder; or (c) attempts to prevent, hinder or otherwise delay any of the Commitment Parties’, the Lenders’, the Agent’s, or the Pre-Petition Convertible Noteholders’ assertion, enforcement or realization upon any of their claims or Collateral, as applicable, other than to seek a determination that an Event of Default under the DIP Loan has not occurred or is not continuing; provided that nothing herein shall prevent the Debtors and the Committee from using the Carve Out to investigate or litigate issues regarding the substantive consolidation of the Debtors' estates or similar theories with respect to the ranking of creditors of GT Advanced Technologies Inc. as compared to creditors of other Debtors . Availability and Use of Proceeds: The DIP Loans shall be available on the closing date of the DIP Facility (the “Closing Date”). Proceeds of the DIP Loans will be used to (i) fund working capital requirements, (ii) pay costs, fees and expenses incurred in connection with the DIP Facility and the transactions contemplated thereby and (iii) pay other costs and expenses with respect to the administration of the Cases, in each case, pursuant to the Approved Budget (as defined below). Amortization: None. Interest Rates: 9.5% per annum payable monthly in cash; 3.0% per annum payable in kind.

5 After the occurrence and during the continuance of an event of default, interest on all DIP Loans and all other outstanding amounts under the Definitive Financing Documentation will bear interest at a rate equal to 3.0% per annum plus the otherwise applicable rate, and such additional default interest shall be payable in kind (other than on the Maturity Date). Original Issue Discount: 97%. Put Option Premium: 3.0% fully earned upon the entry of the Commitment Letter Order by the Bankruptcy Court and payable in cash upon earlier of (i) the initial funding of the DIP Loans and (ii) the termination of the Commitment Letter other than solely as a result of a material breach by any of the Backstop Lenders of their obligations to fund their commitments under the Commitment Letter after the satisfaction of all conditions precedent set forth in the Commitment Letter. If any Backstop Lender shall fail to fund its commitment under the Commitment Letter upon satisfaction of the conditions precedent set forth therein and the other Backstop Lenders are required to fund the Unfunded Amount (as defined in the Commitment Letter), the Put Option Premium allocated to such defaulting Backstop Lender shall be reallocated to the other Backstop Lenders based on the amount of the Unfunded Amount provided by each such Backstop Lender. Warrants: The Borrower shall issue warrants (the “Warrants”) on the Effective Date to Lenders, that will permit the Lenders, on a pro rata basis, to acquire, upon exercise for a nominal price, 1.50% of the fully diluted capital stock of the reorganized Borrower issued or approved for issuance as of the Effective Date of a Chapter 11 Plan, which warrants shall be immediately exercisable upon the Effective Date. No warrants shall be issued upon a sale of the Borrower or all or substantially all of the assets of the Borrower and its subsidiaries prior to a consummation of a Chapter 11 Plan; provided, that upon a sale of the Borrower or all or substantially all of the assets of the Borrower and its subsidiaries prior to a consummation of a Chapter 11 Plan, the DIP Loans shall be paid in full subject to the 2.5% prepayment premium set forth below. Conditions Precedent: The closing of the DIP Facility (the “Closing”) shall be subject to certain conditions set forth in the Commitment Letter. Prepayments: Voluntary: Prepayments under the DIP Facility may be made at any time without premium or penalty (other than breakage costs to the extent applicable). Mandatory: Subject to the provisions below under “Apple Settlement Agreement,” mandatory prepayments of the DIP Facility shall be required in an amount equal to (i) 100% of the net proceeds from debt issuances other than permitted debt, (ii) 100% of net proceeds of asset sales (excluding the sale of the ASF Furnaces subject to the provisions set forth below under “Apple Settlement Agreement” and excluding sales of inventory and other assets in the ordinary course of business) in excess

6 of $12.5 million in the aggregate, insurance/condemnation and certain other extraordinary receipts (other than tax refunds) (in each case, without, for the avoidance of doubt, reinvestment rights) and (iii) 100% of proceeds of equity securities. No prepayment premium shall be applicable with respect to the mandatory prepayments; provided, that upon a sale of the Borrower or all or substantially all of the assets of the Borrower and its subsidiaries prior to consummation of a Chapter 11 Plan, the DIP Facility shall be repaid subject to a prepayment premium equal to 2.5% of the aggregate principal amount of the DIP Loans. Apple Settlement Agreement: Notwithstanding anything herein to the contrary, prior to an event of default under the DIP Facility and the consequent acceleration and taking of actions to seize or foreclose on any property of any GTAT Parties (as defined in the Amended and Restated Adequate Protection and Settlement Agreement, dated as of December 15, 2014, by and among the Apple Parties party thereto and the GTAT Parties party thereto, as in effect on the date hereof (the “Apple Settlement Agreement”)) by and on behalf of the Lenders (a “DIP Foreclosure”), upon a sale of any ASF Furnace (as defined in the Apple Settlement Agreement), the net cash proceeds of such sale shall be applied: (i) first, in an amount equal to the applicable Apple Repayment Amount (as defined in the Apple Settlement Agreement) or if applicable, the Apple Reduced Repayment Amount (as defined in the Apple Settlement Agreement), to pay the Apple Claim (as defined in the Apple Settlement Agreement) and (ii) second, with respect to 20% of any remaining net cash proceeds, to prepay the DIP Facility (with no reinvestment rights); provided that, after a DIP Foreclosure, (i) with respect to the net cash proceeds of a sale of any Mesa ASF Furnace (as defined in the Apple Settlement Agreement), the net cash proceeds shall be applied (w) first, to repay all accrued and unpaid interest, fees, expenses and other obligations (including any interest paid in kind, but other than any initial principal amount) under the Definitive Financing Documentation, (x) second, to repay the initial principal amount of the DIP Facility of up to $150 million, (y) third, to repay the Apple Claim and (z) fourth, to the extent any obligations under the DIP Facility remain outstanding, to repay such obligations, and (ii) with respect to the net cash proceeds of a sale of any other ASF Furnace, to repay any outstanding obligations under the DIP Facility. Representations and Warranties: The Definitive Financing Documentation will contain only the following representations and warranties (subject to scheduled exceptions and customary qualifications and limitations for materiality to be negotiated): (i) valid existence, power and authority, foreign qualifications, authorization and enforceability; (ii) government approvals and compliance with laws (including, without limitation, ERISA, labor and environmental); (iii) absence of litigation; (iv) no default or event of default; (v) title to properties and possession under leases; (vi) subsidiaries; (vii) taxes; (viii) financial condition (including projections and no material adverse change) and undisclosed liabilities; (ix) no material adverse change; (x) investment company and other regulated entities; (xi) material contracts; (xii) collateral; (xiii) intellectual property;

7 (xiv) licenses; (xv) insurance matters; (xvi) capitalization, capital structure and investments; (xvii) jurisdiction of organization and locations; (xviii) accounts and cash management accounts; (xix) effectiveness of DIP orders; (xx) administrative priority; (xxi) lien priority, and (xxii) no material misstatements and accuracy of all information provided. Affirmative Covenants: The Definitive Financing Documentation will only contain the following affirmative covenants (subject to scheduled exceptions and customary qualifications and limitations for materiality to be negotiated): (i) delivery of monthly and quarterly financial statements (together with MD&A reports or update calls with the Advisor to Lenders), annual audited financial statements as of December 31, 2014 as soon as reasonably practicable and in any event no later than September 30, 2015, management letters and budgets; (ii) delivery of notices with respect to event of default, litigation, mandatory prepayment event, material developments, ERISA or environmental events, material changes to business, operations, management, financial condition or material contracts, labor matters, taxes, owned margin stock and other information; (iii) delivery of any material pleading, motions and other documents related to the Cases; (iv) preservation of corporate existence, permits, licenses and intellectual property; (v) maintenance of property and insurance; (vi) payment and performance of obligations; (vii) compliance with laws; (viii) payment of taxes; (ix) inspection of property and books and records; (x) use of proceeds; (xi) requirement to enter into deposit account control agreements with regard to accounts of the Company located in the U.S. (subject to exclusions for payroll and fiduciary accounts, for accounts owned by non-Guarantors, for cash collateral in support of letters of credit previously issued by third parties prior to the Closing Date, and for other restricted cash to be agreed); (xiii) environmental matters; and (xiv) further assurances.

8 Negative Covenants: The Definitive Financing Documentation will contain only the following negative covenants (subject to scheduled exceptions and customary qualifications and limitations for materiality to be negotiated): (i) limitation on liens; (ii) limitation on disposition of assets, provided that, subject to the prepayment provisions above, sales of SSG, ASMG and Hyperion shall be permitted; (iii) limitation on consolidation, mergers, acquisitions, loans, investments and intercompany transfers; (iv) limitation on incurrence of indebtedness; (v) limitation on transaction with affiliates, (vi) limitation on restricted payments; (vii) limitation on prepayment of certain debt; (viii) limitation on negative pledges; (ix) limitation on incurrence of super-priority claims; (x) limitation on sale-leaseback transactions (which shall permit the Merlin sale-leaseback transaction on terms to be agreed); (xi) limitation on use of proceeds; (xii) limitation on change in business, structure, accounting, name and jurisdiction of organization; (xiii) limitation on amendments to organization documents, bylaws, related agreements, subordinated debt or DIP Order; (xiv) limitation on entry into certain contractual obligations or settlements; (xv) limitation on restrictive agreements; (xvi) OFAC, PATRIOT Act, money-laundering and other anti- terrorism laws; (xvii) hazardous materials; (xviii) the Company shall not have sold ASF Furnaces for an average price of less than 85% of the average sale price set forth in the Company’s business plan;

9 (xix) gross proceeds from monetization of assets at the Company’s Mesa facility, excluding ASF Furnaces, shall not be less than 50% of Hilco Appraisal; (xx) no amendment or other modifications to the Apple Settlement Agreement in any manner adverse to the interests of the Lenders; (xxi) the Company (other than any subsidiary organized in the People’s Republic of China) shall have no more than (x) $3,100,000 of restricted cash and (y) $5,300,000 in the aggregate of other cash and cash equivalents on hand during any consecutive three (3) business day period, in each case, deposited in deposit accounts which are not subject to a control agreement in favor of the Collateral Agent (the “Controlled Cash Covenant”); provided that such amount shall be decreased by the amount of any restricted cash currently cash collateralizing any letter of credit to the extent such letter of credit is replaced with a letter of credit issued under the LC Facility or otherwise expires; and (xxii) the Company’s subsidiaries organized in the People’s Republic of China (such subsidiaries, the “Chinese Subsidiaries”) shall have no more than $3,000,000 of aggregate cash and cash equivalents on hand at any time; provided that the Borrower and Lender shall negotiate in good faith to provide an exception that shall permit the Chinese Subsidiaries to have more than $3,000,000 of aggregate cash and cash equivalents to the extent that (i) the Chinese Subsidiaries and the Loan Parties use commercially reasonable efforts to reduce such amount to less than $3,000,000 (subject to compliance with applicable law) and (ii) such amount in excess of $3,000,000 was obtained by the Chinese Subsidiaries in the ordinary course of business; Milestones: The Definitive Financing Documentation will contain only the following milestones relating to the Cases (which milestones shall cease to apply upon the repayment in full in cash of the DIP Facility): the Debtors shall have filed a plan of reorganization (the “Proposed Plan”) and disclosure statement with respect to the Proposed Plan (the “Disclosure Statement”) contemplating a repayment in full in cash of the DIP Facility upon the consummation of such Proposed Plan (such Proposed Plan, together with the Disclosure Statement, an “Approved Plan”) on or prior to November 30, 2015; the Bankruptcy Court shall have entered an order approving the Disclosure Statement for the Approved Plan on or prior to January 8, 2016; the Bankruptcy Court shall have entered an order confirming the Approved Plan on or prior to February 15, 2016; and

10 the Approved Plan shall have been consummated on or prior to February 28, 2016. Financial Covenants: Minimum unrestricted cash and cash equivalents of $40,000,000 at any time (which shall exclude (i) any cash collateral supporting the LC Facility, (ii) any cash and cash equivalents held by any direct or indirect subsidiary of the Borrower that is organized in the People’s Republic of China, and (iii) any cash and cash equivalents in excess of $5,000,000 (excluding amount set forth in clause (ii)) that are not held in deposit or securities accounts subject to account control agreements in favor of the Collateral Agent). 20% maximum variance to cumulative2 operating cash receipts based on the Approved Budget (as amended with the consents set forth below) tested each month ending on or after September 30, 2015. 15% maximum variance to cumulative3 cash disbursements based on the Approved Budget (as amended with the consents set forth below), excluding the Apple Repayment Amount, costs related directly to the shipping and installation of sold ASF Furnaces and cash amounts applied to cash collateralize the LC Facility to the extent funded with customer deposits received in connection with the sale of ASF Furnaces (as defined in the Apple Settlement Agreement), tested monthly. The Debtors shall not have incurred an average cost greater than $26,000 per furnace related to this shipping and installation of sold ASF Furnaces. For the avoidance of doubt, costs related to the shipping and installation of sold ASF Furnaces shall exclude Mesa wind-down and crating costs. Approved Budget and Certain Reporting Requirements: The Borrower shall deliver, on or prior to the Closing Date, to Blackstone Advisory Partners L.P. (“Advisor to Lenders”) and those Lenders willing to receive such information on a confidential basis without any cleansing requirement a budget (the “Approved Budget”) projecting cash flows through the maturity of the DIP Facility in form consistent with the budget previously delivered to Advisor to Lenders, which budget shall be approved by the Majority Backstop Lenders in their reasonable discretion; provided that any material modification to the budget previously delivered to the Advisor to Lenders shall be subject to consent of the Majority Backstop Lenders in their sole good faith discretion; provided further that all Lenders shall receive on a public basis a budget (the “Public Budget”) that is consistent with the Approved Budget and in form consistent with the budget previously provided to the Backstop Lenders and made public in the Company’s Form 8-K dated March 3, 2015. After the Closing Date, the Approved Budget may only be modified or amended with the approval of the Required Lenders or Lenders holding more than 60% of the aggregate 2 Cumulative from the Closing Date. 3 Cumulative from the Closing Date.

11 amount of the DIP Loans and the commitments under the DIP Facility to the extent such modification or amendment to the Approved Budget shall have an impact on the cash disbursements variance covenant set forth in the Financial Covenants section above. As used herein, “Majority Backstop Lenders” means the Backstop Lenders providing more than 50% of the Backstop DIP Commitments. On a monthly basis, deliver to Advisor to Lenders and those Lenders willing to receive such information on a confidential basis without any cleansing requirement (i) a variance report setting forth the actual cash flows in the preceding month as compared to the monthly budget set forth in the Approved Budget, and (ii) an updated thirteen (13) week cash flow forecast, which shall be in form consistent with the thirteen (13) week cash flow forecast previously provided to the Advisor to Lenders. Information Regarding Sale of Furnaces: The Company shall continue to hold bi-weekly calls, where Counsel to Lenders and Advisor to Lenders are allowed to participate, to discuss status of and updates to the sale of the Company’s furnaces and address issues or matters that are in scope or nature of the issues or matters currently addressed on such bi-weekly calls. Voting: Amendments and waivers of the Definitive Financing Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the DIP Loans and commitments under the DIP Facility (the “Required Lenders”); provided that the consent of the Lenders holding more than 60% of the aggregate amount of the DIP Loans and the commitments under the DIP Facility shall be required for any amendment or waiver with respect to the cash disbursements variance covenant set forth in the Financial Covenants section above; provided further that, the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees of such Lender, (c) extensions of final maturity of the loans or commitments of such Lender, and (d) releases of all or substantially all of the value of the guarantees (except if such Guarantor is permitted to be sold pursuant to the Definitive Financing Documentation) or all or substantially all of the Collateral. Events of Default: The Definitive Financing Documentation will contain the following events of default: (i) a cross-default with the Apple Settlement Agreement; (ii) failure to pay principal, interest or any other amount when due; (iii) failure to comply with covenants; (iv) representations and warranties incorrect or misleading in any material respect when made or deemed made; (v) entry of order (a) dismissing Cases or conversion of Cases to a chapter 7 case, (b) appointing a chapter 11 trustee in any of the Cases, (c) granting any other super-priority claim or lien on the Collateral equal or superior to that of the Lenders, (d) staying, reversing, vacating or modifying in any manner adverse to the Lenders the DIP

12 Loans or the DIP Order or (e) appointing an examiner having enlarged powers to manage financial affairs of any Debtor; (vi) following entry of a final DIP Order, entry of an order against any Lender regarding the DIP Loans or the prepetition obligations that has a material adverse effect on their rights and remedies; (vii) Debtors’ use or support of any portion of the DIP Loans or Collateral to challenge the validity, perfection, priority, extent or enforceability of the DIP Loans or the prepetition obligations or the liens on the assets of the Debtors securing the DIP Loans or the prepetition obligations; (viii) Debtors’ support of any investigation or assertion of any claims against any Lender or any Agent; (viii) failure to meet the milestone requirements by the applicable milestone dates; (ix) sale of all or substantially all of the Debtors’ assets; (x) change of control; (xi) ERISA event, environmental event or other similar reportable events; (xii) filing of any motion or proceeding which could have material impairment of the Lenders’ rights under the Loan Documents; (xiii) any DIP Order ceasing to be in full force and effect; (xiv) payment of or granting adequate protection with respect to prepetition claims other than as approved by the Bankruptcy Court; (xv) cross-default to other indebtedness and certain contingent obligations (for the sake of clarity, which shall not include a cross-default to the agreement referred to in clause (xx) below); (xvi) failure to satisfy or stay execution of judgments; (xvii) actual or asserted invalidity or impairment of any part of the Loan Documents (including failure of any lien to remain perfected); (xviii) material judgments; (xix) invalidity of guarantees or liens securing the DIP Facility; and (xx) cross-default to the occurrence of a default, and the exercise of material remedies, in respect of the Facility Lease Agreement, effective as of October 31, 2013, by and between Platypus Development LLC and the Borrower. Solicitation Process and Solicitation Procedures The Borrower will undertake a solicitation process (the “Solicitation Process”) to holders of the Pre-Petition Convertible Notes that are not Commitment Parties (“Other Pre-Petition Convertible Noteholders”) for the purpose of offering them an opportunity to subscribe for up to their respective pro rata portions of DIP Loans pursuant to solicitation procedures reasonably satisfactory to the Majority Backstop Lenders and the Borrower (the “Solicitation Procedures”). Only parties who are Other Pre-Petition Convertible Noteholders as of the date (the “Record Date”) on which the Borrower files a motion with the Bankruptcy Court seeking approval of certain aspects of the Commitment Letter will be permitted to participate in the Solicitation Process. The Solicitation Process will commence promptly following entry of an order by the Bankruptcy Court reasonably satisfactory to the Majority Backstop Lenders and the Borrower approving the Solicitation Procedures (the “Solicitation Procedures Order”), provided that, in the event the Bankruptcy Court fails to enter the Solicitation Procedures Order, the Borrower and the Majority Backstop Lenders will work in good faith to establish reasonable solicitation procedures so long as the incremental cost to the Borrower for implementing such procedures will not exceed $200,000. The Borrower will commence the Solicitation Process by issuing a press release or filing a Form 8-K with the SEC announcing

13 such commencement and including a summary of the Solicitation Procedures. At the same time, the Borrower will send a notice to the Other Pre-Petition Convertible Noteholders describing the Solicitation Process and providing them with certain documents to be completed for such purpose and instructions to send by wire transfer to an escrow account to be established by the Administrative Agent the portion of the DIP Loans they wish to fund up to their respective pro rata portions of the DIP Loans. The Solicitation Process will expire twenty (20) days after commencement (the “Expiration Date”) unless further extended by public announcement by the Borrower. Any Other Pre-Petition Convertible Noteholder that does not comply with the Solicitation Procedures by the Expiration Date, as the same may be extended, will not be permitted to participate as a Lender in the DIP Financing. Other Pre-Petition Convertible Noteholder will not have oversubscription rights in the Solicitation Process. The Solicitation Procedures Order will authorize Kurtzman Carson Consultants LLC, the Borrower’s information agent, to assist the Borrower in conducting the Solicitation Process and implementing the Solicitation Procedures. Assignments and Participations: Assignments under the DIP Facility are subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, except, in each case, with respect to any assignment to a lender, an affiliate of such a lender or a fund engaged in investing in commercial loans that is advised or managed by such a lender. No participation shall include voting rights, other than for matters requiring consent of 100% of the lenders. Indemnity and Expense Reimbursement: The Borrower will indemnify, hold harmless and defend the Lenders, any administrative agent and collateral agent for the DIP facility (in any such capacity, the “Agent”), their respective affiliates and their respective directors, officers, employees, attorneys, advisors, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with the DIP Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable legal or other out- of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person or its control affiliates, directors, officers or employees. In addition, subject to the terms of the Commitment Letter, (a) all out-of- pocket expenses (including, without limitation, reasonable fees,

14 disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor of the Lenders and one lead counsel (and any special or local counsel) for the Agents, an administrative fee with respect to the DIP Facility and the Solicitation Procedures payable to the Agents in an amount not to exceed $75,000 per year) in connection with the DIP Facility and the transactions contemplated thereby shall be paid by the Borrower, (b) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor of the Lenders and one lead counsel (and any special or local counsels) for the Agents) for the enforcement costs and documentary taxes associated with the DIP Facility and the transactions contemplated thereby shall be paid by the Borrower, and (c) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of one lead counsel (and any special or local counsel reasonably necessary) and one financial advisor) of an ad hoc group of the Pre-Petition Convertible Noteholders incurred following the commencement of the Cases shall be paid by the Borrower; provided that, the lead counsel and financial advisor of the Lenders selected pursuant to clauses (a), (b) and (c) above shall initially be Akin Gump Strauss Hauer & Feld LLP and Blackstone Advisory Partners L.P., respectively. Cost and Yield Protection Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III). Governing Law: State of New York (and, to the extent applicable, the Bankruptcy Code). Counsel to the Lenders: Akin Gump Strauss Hauer & Feld LLP.